UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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REX ENERGY CORPORATION

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366 Walker Drive State College, PA 16801 Ph: 814.278.7267 Fax: 814.278.7286 www.rexenergy.com

May 9, 2018

Important Notice Regarding the 2018 Annual Meeting of Shareholders of

Rex Energy Corporation

Dear Stockholder:

The Board of Directors of Rex Energy Corporation (the “Company”) has determined to postpone the Company’s 2018 Annual Meeting of Stockholders (the “Annual Meeting”), which was originally scheduled to be held at 11:00 a.m., local time, on May 18, 2018. The Company has determined to postpone the Annual Meeting in order to allow the Company to focus on its previously-announced discussions with its lenders and other stakeholders regarding potential transactions and its consideration of strategic financing proposals that management believes may be beneficial to the Company and its stakeholders. As a result of the postponement, the proposals set forth in the Company’s definitive proxy statement on Schedule 14A filed with the SEC on April 24, 2018 (the “2018 Definitive Proxy Statement”) are no longer being submitted for consideration by the Company’s stockholders. Because of the postponement of the Annual Meeting, the due date for the provision of any qualified stockholder proposal for inclusion in the proxy materials related to the 2019 annual meeting of stockholders under the rules of the Securities and Exchange Commission described in the Company’s 2018 Definitive Proxy Statement will no longer be applicable. Once a final determination has been made regarding rescheduling the Annual Meeting, the Company will provide additional notification to stockholders.